Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. AGREES TO SELL

ISLE CASINO HOTEL BILOXI TO GOLDEN NUGGET BILOXI, INC.

St. Louis, MO, March 5 /PRNewswire/ — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) announced today that it has entered into a definitive purchase agreement with Golden Nugget Biloxi, Inc., a wholly owned subsidiary of Landry’s, Inc., to sell its Isle Casino Hotel in Biloxi, Mississippi.

Under the terms of the agreement, Golden Nugget Biloxi, Inc. has agreed to pay Isle of Capri Casinos, Inc. approximately $45 million.  The transaction is expected to close in approximately six to nine months, subject to regulatory approval and other customary closing conditions.

Virginia McDowell, president and chief executive officer of Isle of Capri, commented “This transaction allows us to monetize an asset at a deleveraging price. We have enjoyed 20 years of owning and operating Isle Casino Hotel Biloxi and we appreciate the hard work and dedication of our team. Moving forward we plan to continue implementation of several initiatives to improve the product offering at our properties including the continued roll out of our exciting Farmers’ Pick Buffet, and the rebranding of several of our casinos to the Lady Luck Brand including the recently announced rebrand of our casino in Vicksburg, Miss.”

ABOUT ISLE OF CAPRI CASINOS, INC.

Isle of Capri Casinos, Inc. is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri, two casinos in Black Hawk, Colorado, and a casino and harness track in Pompano Beach, Florida. The Company was chosen to develop a new, Isle-branded gaming facility in Cape Girardeau, Missouri, which is expected to open by Thanksgiving 2012. Additionally, the Company and its partner Nemacolin Woodlands Resort were selected to be awarded a “resort license” for a casino at Nemacolin Woodlands Resort in Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACTS:
Isle of Capri Casinos, Inc.,
Dale Black, Chief Financial Officer-314.813.9327
Jill Alexander, Senior Director, Corporate Communication-314.813.9368

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